Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ashland Inc.

Covington, Kentucky

We hereby consent to the incorporation by reference in the proxy statement/prospectus constituting a part of this Registration Statement on Form S-4/A of Ashland Inc. of our report dated February 26, 2008, except for Note 20, which is as of July 30, 2008, relating to the consolidated financial statements of Hercules Incorporated appearing in the Hercules Incorporated Form 8-K filed on July 30, 2008. We further consent to the incorporation by reference in the same Registration Statement of our report dated February 26, 2008 on the effectiveness of Hercules Incorporated’s internal control over financial reporting appearing in the Hercules Incorporated’s Form 10-K for the year ended December 31, 2007.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO Seidman, LLP

New York, New York

September 12, 2008